EXHIBIT 21.1

SUBSIDIARIES AND AFFILIATES OF NII HOLDINGS, INC.

(as of March 20, 2003)

Jurisdiction of
Corporation	Incorporation

Nextel International (Services) Ltd.	Delaware

McCaw International (Brazil), Ltd.	Virginia

Airfone Holdings, Inc.	Delaware

Nextel S.A.	Brazil

Nextel Telecomunicacoes Ltda.	Brazil

Promobile Telecomunicacoes Ltda.	Brazil

Telemobile Telecomunicacoes Ltda.	Brazil

Master-Tec Industria e Comercio de Productos Electronicos Ltda.	Brazil

Telecomunicacoes Brastel, Ltda.	Brazil

H-Telecom Ltda.	Brazil

NII Holdings (Cayman), Ltd.	Cayman Is.

Centennial Cayman Corp.	Cayman Is

Centennial Cayman Corp. Chile Ltda	Chile

Multikom S.A.	Chile

Nextel International (Argentina), Ltd.	Cayman Is.

Nextel Communications Argentina, S.A.	Argentina

Nextel International (Indonesia) LLC	Cayman Is.

Nextel International (Peru) LLC	Cayman Is.

Nextel del Peru, S.A.	Peru

Transnet del Peru, S.R.L	Peru

NII Funding Corp.	Delaware

Nextel International (Mexico), Ltd.	Delaware

Holding Protel S.A. de C.V.	Mexico

Comunicaciones Nextel de Mexico, S.A. de C.V.	Mexico

Sistemas de Comunicaciones Troncales S.A. de C.V.	Mexico

Multifon S.A. de C.V.	Mexico

Prestadora de Servicios de Radiocomunicacion S.A. de C.V.	Mexico

Radiophone S.A. de C.V.	Mexico

Fonotransportes Nacionales S.A. de C.V.	Mexico

Servicios Protel S.A. de C.V.	Mexico

Jurisdiction of
Corporation	Incorporation

Nextel de Mexico S.A. de C.V.	Mexico

Teletransportes Integrales, S.A. de C.V.	Mexico

Servicios de Radiocomunicacion Movil de Mexico S.A. de C.V.	Mexico

Inversiones Nextel de Mexico, S.A. de C.V.	Mexico

Comercializadora Troncal, S.A. de C.V.	Mexico

Fonotransportes, A.C.	Mexico

Nextel International (Uruguay), Inc.	Delaware

Nextel International Asia Holdings Limited	Hong Kong